Exhibit 23.2

Website: www.kjco.net • E-mail: kjco@kico.net

6-B, Pil Court, 6th Floor,	12-B, Boldota Bhavan, 5th Floor,
111, M. Karve Rood, Churchgate,	117, M. Karve Road, Churchgate,
Mumbai - 400 020	Mumbai - 400 020.
Tel.: (+91-22) 4311 5000	Tel.: (+91-22) ,,(311 6000
Fax: 4311 5050	Fax: 4311 6060

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Videocon d2h Limited

1st Floor, Techweb Centre

New Link Road

Oshiwara Jogeshwari (West)

Mumbai 400 102,

Maharashtra, India.

We consent to the use of our report included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firms" in the prospectus.

Khandelwal Jain & Co.

Chartered Accountants

Place: Mumbai

Date: February 03,2015.